Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2012

Board of Directors Initiates a Quarterly Dividend and
Authorizes Additional Share Repurchases

HIGH POINT, N.C. (June 13, 2012) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended April 29, 2012.

Fiscal 2012 fourth quarter highlights:

▪
Net sales were $75.7 million, up 25.4 percent, with mattress fabric sales up 23.3 percent and upholstery fabric sales up 28.4 percent.  This is the company’s highest quarterly sales level in eight years.

▪	Pre-tax income increased 17 percent to $5.5 million.

▪
Adjusted net income (non-GAAP) was $4.5 million, or $0.35 per diluted share, for the current quarter, compared with $3.9 million, or $0.30 per diluted share, for the prior year period.   (Adjusted net income is calculated using estimated income tax expense for Culp’s foreign subsidiaries. See the reconciliation to net income on page 7).  Net income (GAAP) was $3.4 million, or $0.27 per diluted share, compared with net income of $6.0 million, or $0.45 per diluted share, in the prior year.

▪	The company announced today the initiation of a quarterly cash dividend of $0.03 per share, commencing in the first quarter of fiscal 2013, implying an annual cash dividend of $0.12 per share.

▪	The company also announced today the authorization of additional share repurchases, increasing authorized repurchases up to $5.0 million.

Fiscal 2012 full year highlights:

▪	Net sales were $254.4 million, up 17.4 percent, with mattress fabric sales up 18.9 percent and upholstery fabric sales up 15.4 percent.

▪	Pre-tax income decreased 6.0 percent to $14.2 million.

▪
Adjusted net income (non-GAAP) was $11.6 million, or $0.90 per diluted share, in fiscal 2012 compared with $12.6 million, or $0.96 per diluted share, in fiscal 2011.  (See reconciliation to net income on page 7).  Net income (GAAP) was $13.3 million, or $1.03 per diluted share, compared with $16.2 million, or $1.22 per diluted share, in the prior year period.

▪	The company’s financial position remained strong during fiscal 2012 with a total cash position of $31.0 million at year end and total debt of $10.0 million.

▪	The company repurchased 624,459, or 4.7 percent of its outstanding shares, for $5.4 million.

▪
The projection for the first quarter of fiscal 2013 is for overall sales to increase approximately 6 to 11 percent.  Pre-tax income is expected to be in the range of $3.6 million to $4.4 million.  Pre-tax income for the first quarter of fiscal 2012 was $3.0 million.

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CFI Announces Results for Fourth Quarter and Fiscal 2012

June 13, 2012

Quarterly Dividend and Share Repurchase Program
The company announced that its Board of Directors has approved the payment of a quarterly cash dividend of $.03 per share, to be paid on or about July 16, 2012, to shareholders of record as of the close of business on July 2, 2012.  The company anticipates paying a cash dividend each quarter, with expected payment dates in October, January, April and July.  The announcement today implies an annual cash dividend of $0.12 per share.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

In addition, the company announced that its Board of Directors has approved a new authorization for the company to acquire up to $5.0 million of its common stock.  This action replaces a similar authorization to acquire up to $7.0 million of common stock, of which $5.4 million was used during fiscal 2012 to repurchase 624,459 shares.  These purchases represented 4.7 percent of shares outstanding when the program began in June 2011.

Commenting on this announcement, Frank Saxon, president and chief executive officer of Culp, Inc., said, “The opportunity to initiate a quarterly dividend and to increase the share repurchase program reflects our solid and consistent financial performance and strong balance sheet, along with the leadership position we have achieved in each of our businesses.  These actions reinforce our confidence in the company’s future and our commitment to generating value for our shareholders.”

Overview
For the three months ended April 29, 2012, net sales were $75.7 million, a 25.4 percent increase compared with $60.4 million a year ago.  The company reported net income (GAAP) of $3.4 million, or $0.27 per diluted share, for the fourth quarter of fiscal 2012, compared with  net income (GAAP) of $6.0 million, or $0.45 per diluted share, for the fourth quarter of fiscal 2011.  Net income for the fourth quarter of fiscal 2012 includes a $2.1 million income tax expense, while net income for the previous year period included an income tax benefit of $1.3 million.

Given the volatility in the income tax area during fiscal 2012 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 7). The company currently does not incur cash income tax expense in the U.S., nor does it expect to in the forseeable future, due to its $60 million in U.S. net operating loss carryforwards. Therefore, for the fourth quarter of fiscal 2012, adjusted net income was $4.5 million, or $0.35 per diluted share, compared with $3.9 million, or $0.30 per diluted share, for fiscal 2011.  On a pre-tax basis, the company reported income of $5.5 million compared with pre-tax income of $4.7  million for the fourth quarter of fiscal 2011.

Net sales for fiscal 2012 were $254.4 million, up 17.4 percent compared with net sales of $216.8 million in fiscal 2011.  Net income for fiscal 2012 was $13.3 million, or $1.03 per diluted share, compared with $16.2 million, or $1.22 per diluted share, in fiscal 2011.  Net income for fiscal 2012 included a $902,000 income tax expense, while net income for fiscal 2011 included an income tax benefit of $1.1 million.  Adjusted net income for fiscal 2012 was $11.6 million, or $0.90 per diluted share, compared with $12.6 million, or $0.96 per diluted share, in fiscal 2011.  On a pre-tax basis, the company reported income of $14.2 million for fiscal 2012, compared with pre-tax income of $15.1 million in fiscal 2011.

Saxon continued, “We are pleased with our fourth quarter performance, highlighted by continued strong sales momentum with the highest overall quarterly sales in eight years.  These results reflect improved industry demand and the benefits of our outstanding design capabilities and lean global manufacturing platform.  Culp has a strong competitive position in both mattress fabrics and upholstery fabrics as we have continued to offer a wide range of innovative products that meet the changing style demands of our customers.

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CFI Announces Results for Fourth Quarter and Fiscal 2012

June 13, 2012

“Notably, our financial position is the strongest in the company’s history,” Saxon added.  “This represents an important competitive advantage in today’s economic climate, and provides us with excellent flexibility to pursue our growth initiatives and an opportunity to enhance shareholder value through our expanded share repurchase program and new dividend announced today.”

Mattress Fabrics Segment
Mattress fabric sales for the fourth quarter were $43.4 million, up 23.3 percent compared with $35.2 million for the fourth quarter of fiscal 2011.  For the year, mattress fabric sales were $145.5 million, up 18.9 percent compared with fiscal 2011.

“Our mattress fabrics business had a strong fourth quarter performance, ending fiscal 2012 with the highest annual sales in our history,” said Iv Culp, president of Culp’s mattress fabrics division.  “We had solid gains across all major product categories, highlighted by a recent resurgence in sales of our woven damask product line.  The overall sales trend reflects a growing consumer demand for better bedding and a higher quality mattress fabric as some segments of the mattress industry are demanding more decorative products.  Culp is well positioned to meet this demand as a leading provider of an innovative and diverse line of products in every major category, supported by exceptional customer service.  We also have the ability to leverage our flexible manufacturing platform and outstanding design capabilities for developing new products that meet the demands of leading customers in the bedding industry.

“While we are pleased with the increased sales, our operating margins for the quarter and fiscal year were affected by higher raw material costs and continued pricing pressures compared with market conditions a year ago.  We are encouraged that raw material prices have come down from their peak levels and appear to have stabilized in the fourth quarter.  We expect subsequent quarters will show gradual improvement in our raw material costs.

New Joint Marketing Venture in Mattress Covers - Culp-Lava Applied Sewn Solutions
“We continue to look for opportunities to expand our current custom, value-added business platform and keep pace with changing industry demand trends, added Culp.  “As such, we have entered into a joint marketing agreement with A. Lava & Son Co., a leading provider of mattress covers based in Chicago, to design, produce and market mattress covers.  A. Lava & Son Co. brings a solid reputation built on superior workmanship and expertise to this synergistic relationship.  We are excited about the opportunities to leverage our outstanding design capabilities, from mattress fabrics to finished covers, with a proven market leader in this growing product category.  This new venture, known as Culp-Lava Applied Sewn Solutions, represents a natural progression of Culp’s mattress fabrics business as we continue to capitalize on growth opportunities in more innovative product offerings.  We will establish a new manufacturing facility with production expected to begin the second quarter of fiscal 2013.  As a result, Culp-Lava Applied Sewn Solutions will have two mirrored manufacturing facilities to better serve our growing customer base and meet current and expected demand trends in the bedding industry.  We believe this new venture highlights our commitment to enhance Culp’s leadership position in the bedding industry with an expanded and flexible manufacturing platform, supported by exceptional design, superior customer service, reliable delivery performance and consistent quality and value.”

Upholstery Fabrics Segment
Sales for this segment were $32.3 million for the fourth quarter, a 28.4 percent improvement compared with sales of $25.2 million in the fourth quarter of fiscal 2011.  For the year, upholstery fabric sales totaled $108.9 million, a 15.4 percent increase compared with $94.4 million in fiscal 2011.

“We are encouraged by the continued growth in sales in our upholstery fabrics business with our highest quarterly sales in five years,” noted Saxon.  “These results reflect improved industry demand and outstanding response to our innovative designs and new product introductions from key customers.  Sales of our China produced fabrics were the main driver of our growth for the fourth quarter and fiscal year as we have focused on offering high quality products at excellent values.  China produced fabrics now account for over 85 percent of all Culp’s upholstery fabrics sales.  This platform has played a significant role in our global development in fiscal 2012 with increased placements with key U.S. customers, local China market customers and a growing list of international customers.  .

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CFI Announces Results for Fourth Quarter and Fiscal 2012

June 13, 2012

“We were especially pleased with the sales and profit improvement during the fourth quarter from our U.S. operation with increased demand for both velvets and woven texture fabrics,” added Saxon.  “Our actions in the second quarter to align U.S. capacity with expected demand and increase prices had a favorable impact on profitability.  We are also encouraged by new placements with our U.S. produced fabrics and are expecting further growth in sales and profitability from this operation during the first quarter of fiscal 2013.”

Saxon continued, “We continue to make progress in the development of our Culp Europe operation, located in Poland.  We are encouraged by the initial response from several of the largest furniture manufacturers and retailers in Europe.  For fiscal 2012, Culp Europe sales accounted for approximately three percent of our total upholstery fabrics sales and we expect this percentage to increase further over the next fiscal year.  While we experienced a small operating loss for fiscal 2012 due to start-up costs, we expect Culp Europe to make a more meaningful contribution  in the next fiscal year.

Balance Sheet
“Throughout fiscal 2012, we have remained diligent in maintaining a strong financial position,” added Saxon.  “As of April 29, 2012, we reported $31.0 million in cash and cash equivalents and short-term investments, unchanged from the balance at the end of fiscal 2011.  Total debt was $10.0 million, which includes long-term debt plus current maturities of long-term debt and line of credit, compared with $11.5 million at the end of last fiscal year.  We are pleased with our ability to maintain the same cash balance compared with the end of fiscal 2011, even after spending $5.4 million for share repurchases, $5.9 million in capital expenditures and increasing working capital by $6.9 million to meet increasing business demands.”

Outlook
Commenting on the outlook for the first quarter of fiscal 2013, Saxon remarked, “We expect overall sales to be 6 to 11 percent higher than the first quarter of last year.

“We expect sales in our mattress fabrics segment to be to 8 to 13 percent higher than the same period a year ago.  Operating income and margins in this segment are expected to be significantly higher than the same period a year ago.

“In our upholstery fabrics segment, we expect sales to be 2 to 7 percent higher as compared with the previous year’s first quarter results, although recent trends in incoming orders reflect a softening of demand momentum.  We believe the upholstery fabric segment’s operating income and margin will be significantly higher than the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2013 in the range of $3.6 million to $4.4 million.  Pretax income for last year’s first quarter was $3.0 million.

In closing, Saxon remarked, “Our results for fiscal 2012 demonstrate Culp’s ability to succeed in spite of a challenging period of economic uncertainty.  Throughout the year, we continued to build upon our strong competitive position in both business segments.  Our commitment to product innovation and creativity, along with our scalable and global manufacturing platforms, are key advantages, allowing us to meet the changing demands of our customers.  At the same time, Culp is well positioned for further profitable growth as the housing market gradually recovers.  As we begin fiscal 2013, we have the financial strength to pursue our strategic initiatives and continue to generate added value for our shareholders through dividends and share repurchases.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.  We are very excited about the opportunities before us to enhance our leadership position in the year ahead.”

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CFI Announces Results for Fourth Quarter and Fiscal 2012

June 13, 2012

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2011, for fiscal year ended May 1, 2011.

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CFI Announces Results for Fourth Quarter and Fiscal 2012

June 13, 2012

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	April 29,	May 1,	April 29,	May 1,
	2012	2011	2012	2011

Net sales	$75,711,000	$60,363,000	$254,443,000	$216,806,000
Income before income taxes	$5,494,000	$4,675,000	$14,198,000	$15,062,000
Net income	$3,423,000	$5,990,000	$13,296,000	$16,164,000
Net income per share:
Basic	$0.27	$0.46	$1.05	$1.25
Diluted	$0.27	$0.45	$1.03	$1.22

Adjusted net income	$4,478,000	$3,922,000	$11,571,000	$12,637,000
Adjusted net income per share:
Basic	$0.36	$0.30	$0.91	$0.98
Diluted	$0.35	$0.30	$0.90	$0.96

Average shares outstanding:
Basic	12,513,000	13,030,000	12,711,000	12,959,000
Diluted	12,695,000	13,217,000	12,866,000	13,218,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Fiscal Year Ended
	April 29,	May 1,	April 29,	May 1,
	2012	2011	2012	2011

Income before income taxes	$5,494,000	$4,675,000	$14,198,000	$15,062,000
Adjusted income taxes (2)	$1,016,000	$753,000	$2,627,000	$2,425,000
Adjusted net income	$4,478,000	$3,922,000	$11,571,000	$12,637,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $59.9 million in net operating loss carryforwards.  Adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 18.5% for fiscal 2012 and 16.1% for fiscal 2011.

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CFI Announces Results for Fourth Quarter and Fiscal 2012

June 13, 2012

CONSOLIDATED ADJUSTED EFFECTIVE INCOME TAX RATE, NET INCOME AND EARNINGS PER SHARE
FOR THE TWELVE MONTHS ENDED APRIL 29, 2012 AND MAY 1, 2011
Unaudited
(Amounts in Thousands)

		TWELVE MONTHS ENDED

		Amounts
		April 29,	May 1,
		2012	2011

Consolidated Effective GAAP Income Tax Rate	(1)	6.4%	(7.3)%

Reduction of U.S. Valuation Allowance		26.1%	33.7%

Reduction of China Valuation Allowance		-	8.4%

Non-Cash U.S. Income Tax Expense		(13.8)%	(20.6)%

Non-Cash Foreign Income Tax Expense		(0.2)%	1.9%

Consolidated Adjusted Effective Income Tax Rate	(2)	18.5%	16.1%

	THREE MONTHS ENDED
	As reported		April 29, 2012	As reported		May 1, 2011
	April 29,		Proforma Net	May 1,		Proforma Net
	2012	Adjustments	of Adjustments	2011	Adjustments	of Adjustments

Income before income taxes	$5,494		$5,494	$4,675		$4,675

Income taxes (3)	2,071	$(1,055)	1,016	(1,315)	$2,068	753
Net income	$3,423	$1,055	$4,478	$5,990	$(2,068)	$3,922

Net income per share-basic	$0.27	$(0.08)	$0.36	$0.46	$0.16	$0.30
Net income per share-diluted	$0.27	$(0.08)	$0.35	$0.45	$0.16	$0.30
Average shares outstanding-basic	12,513	12,513	12,513	13,030	13,030	13,030
Average shares outstanding-diluted	12,695	12,695	12,695	13,217	13,217	13,217

	TWELVE MONTHS ENDED
	As reported		April 29, 2012	As reported		May 1, 2011
	April 29,		Proforma Net	May 1,		Proforma Net
	2012	Adjustments	of Adjustments	2011	Adjustments	of Adjustments

Income before income taxes	$14,198		$14,198	$15,062		$15,062

Income taxes (3)	902	$1,725	2,627	(1,102)	$3,527	2,425
Net income	$13,296	$(1,725)	$11,571	$16,164	$(3,527)	$12,637

Net income per share-basic	$1.05	$0.14	$0.91	$1.25	$0.27	$0.98
Net income per share-diluted	$1.03	$0.13	$0.90	$1.22	$0.27	$0.96
Average shares outstanding-basic	12,711	12,711	12,711	12,959	12,959	12,959
Average shares outstanding-diluted	12,866	12,866	12,866	13,218	13,218	13,218

(1)	Calculated by dividing consolidated income tax (benefit) expense by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Proforma taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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